Exhibit 99.1

	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400		AT FINANCIAL RELATIONS BOARD: George Zagoudis Analyst Contact (312) 640-6663

IMMEDIATE RELEASE:

JUNE 29, 2009

HEADWATERS ANNOUNCES AMENDMENT TO SENIOR DEBT AGREEMENT

SOUTH JORDAN, UTAH, JUNE 29, 2009 (NYSE:HW) – HEADWATERS INCORPORATED announced it has obtained an amendment to its senior secured credit facility under which it currently has outstanding $227.5 million, consisting of a first lien term loan in the amount of $197.5 million and $30.0 million of borrowings under a revolving credit arrangement. The amendment addresses two issues of concern to the Company. First, the amendment increases the total indebtedness to EBITDA ratio, providing cushion in the Company’s total indebtedness covenant. Second, the senior lenders have agreed to allow Headwaters to establish a new asset based revolver (“the ABL Facility”) to replace Headwaters’ current revolving credit facility that matures in September 2009.

“We are pleased to have successfully concluded the amendment to our senior debt,” said Steven Stewart, Chief Financial Officer. “We believe that the amendment resolves Headwaters’ current covenant issues and provides an opportunity to put in place an ABL Facility to satisfy our liquidity needs. We have been working for some time to establish an asset based revolver. The amendment will allow us to continue our work over the next 60 days to put the ABL Facility in place.”

Certain changes under the amended debt agreement include the following.

•	A waiver of the total leverage covenant for the quarter ending June 30, 2009

•

Ability to replace the current revolving credit arrangement with an ABL Facility that allows for a first lien security interest in certain receivables and inventory of Headwaters, subject to certain size and maturity restrictions

•

After the ABL Facility is closed, amendment of the total leverage ratio to 5.25 in the September 2009 quarter and increasing to 5.75 in the March and June 2010 quarters, and then declining to 4.75 in the March 2011 quarter

•

An immediate increase in the interest rate on the term loan to LIBOR plus 6.75%, with an additional increase to LIBOR plus 7.75% after the ABL Facility is closed, both with a minimum LIBOR floor of 3.0%

•	Beginning January 1, 2010, a potential quarterly increase in the term loan interest rate by 0.25% until Headwaters has made principal repayments on the first lien term loan of at least $50.0 million

•	The required repayment of $25.0 million of the term loan on or prior to December 31, 2009 if the ABL facility has been closed

In connection with obtaining the amendment, Headwaters will pay a fee to the senior lenders of approximately $1.3 million. An additional fee to the lenders of approximately $0.5 million will be paid following the closing of the ABL Facility.

In prior quarters, Headwaters has completed three exchanges of convertible notes for new notes, reducing its total debt by approximately $29 million, and generating $29 million of EBITDA. The Company’s 2009 forecast of EBITDA of $135 to $145 million included the possibility of additional convertible note exchanges in the June and September quarters. However, since Headwaters was successful in amending its senior credit facility, additional convertible note exchanges may not be necessary, reducing the Company’s estimated 2009 EBITDA to a range of $110 to $120 million. Based on EBITDA of $110 to $120 million, and adjusting for increased interest expense on the amended senior credit facility, Headwaters’ earnings per share for 2009, excluding the goodwill impairment charge recorded in March 2009, should be in the range of $.00 to $.20 per diluted share. Consistent with this earnings estimate, the Company expects a reversal in the second half of its fiscal year of a portion of the tax expense that was recognized in the first half of the year, positively impacting earnings per share.

About Headwaters Incorporated

Headwaters Incorporated’s vision is to improve sustainability by transforming underutilized resources into valuable products. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its energy, coal combustion products and building products businesses, the Company earns a revenue stream that helps to provide the capital to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters Resources and its parent Headwaters Incorporated intend that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, other strategic business opportunities, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, and the marketability of the coal combustion products, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2008, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.